Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

SIX FLAGS ENTERTAINMENT CORPORATION

ARTICLE ONE

The name of the corporation is Six Flags Entertainment Corporation (the “Corporation”).

ARTICLE TWO

The address of the Corporation’s registered office in the State of Delaware is 251 Little Falls Drive, Wilmington, DE, New Castle County 19808. The name of its registered agent at such address is Corporation Service Company.

ARTICLE THREE

The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

ARTICLE FOUR

Section 1. Authorized Shares. The total number of shares of capital stock which the Corporation has authority to issue is 410,000,000 shares, consisting of:

(a)	10,000,000 shares of Preferred Stock, par value $0.01 per share (“Preferred Stock”); and

(b)	400,000,000 shares of Common Stock, par value $0.01 per share (“Common Stock”).

Unless a separate vote of holders of any class of Common Stock or Preferred Stock is required pursuant to the terms of any outstanding series of Preferred Stock or by applicable law, the number of authorized shares of Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the approval of the Board and by the affirmative vote of the holders of a majority in voting power of the outstanding shares of capital stock of the Corporation entitled to vote generally in an election of directors, voting together as a single class, irrespective of the provisions of Section 242(b)(2) of the DGCL. The Preferred Stock and the Common Stock shall have the powers (including voting power), designations, rights, and preferences and the qualifications, restrictions and limitations thereof, if any, set forth below. Notwithstanding the foregoing, any amendment to this Amended and Restated Certificate of Incorporation (as it may be amended and/or restated from time to time, this “Restated Certificate”) effecting changes set forth in (i) Section 242(d)(1) of the DGCL can be affected without a stockholder vote and (ii) Section 242(d)(2) of the DGCL shall only require the vote of stockholders set forth in Section 242(d)(2) of the DGCL.

Section 2. Preferred Stock. The Board of Directors of the Corporation (the “Board”) is authorized, subject to limitations prescribed by applicable law, to provide, by resolution or resolutions, for the issuance of shares of Preferred Stock in one or more series, and with respect to each series, to establish the number of shares to be included in each such series, and to fix the powers (including voting powers), designations, preferences, and relative, participating, optional or other special rights, if any, of the shares of each such series, and any qualifications, limitations or restrictions thereof. The powers (including voting powers), designations, preferences, and relative, participating, optional and other special rights of each series of Preferred Stock and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding.

Section 3. Common Stock.

(a) Except as otherwise provided by applicable law or this Restated Certificate and subject to the rights of holders of any series of Preferred Stock then outstanding, all of the voting power of the stockholders of the Corporation shall be vested in the holders of the Common Stock. Each share of Common Stock shall entitle the holder thereof to one vote for each share held by such holder on all matters voted upon by the stockholders of the Corporation; provided, however, that, except as otherwise required by applicable law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Restated Certificate (including any certificate of designation relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Restated Certificate (including any certificate of designation relating to any series of Preferred Stock) or pursuant to the DGCL.

(b) Except as otherwise required by applicable law or expressly provided in this Restated Certificate, each share of Common Stock shall have the same powers (including voting powers), rights and preferences and shall rank equally, share ratably and be identical in all respects as to all matters.

(c) Subject to the rights of the holders of any series of Preferred Stock then outstanding and to the other provisions of applicable law and this Restated Certificate, holders of Common Stock shall be entitled to receive equally, on a per share basis, such dividends and other distributions in cash, securities or other property of the Corporation if, as and when declared thereon by the Board from time to time out of assets or funds of the Corporation legally available therefor.

(d) In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, after payment or provision for payment of the Corporation’s debts and any other payments required by applicable law and subject to the right, if any, of the holders of any series of Preferred Stock then outstanding or any class or series of stock having a preference over or the right to participate with the Common Stock as to distributions upon dissolution or liquidation or winding up of the Corporation, the remaining assets of the Corporation shall be distributed to the holders of shares of Common Stock equally, on a per share basis. Subject to the rights of the holders of any series of Preferred Stock then outstanding and to the other provisions of this Restated Certificate (including any certificate of designation relating to any series of Preferred Stock), a merger or consolidation of the Corporation with or into any other corporation or other entity, or a sale or conveyance of all or any part of the assets of the Corporation shall not be deemed to be a voluntary or involuntary liquidation or dissolution or winding up of the Corporation within the meaning of this Paragraph (d).

ARTICLE FIVE

The Corporation is to have perpetual existence.

ARTICLE SIX

Section 1. Board of Directors. Except as otherwise provided in this Restated Certificate or the DGCL, the business and affairs of the Corporation shall be managed by or under the direction of the Board. In furtherance and not in limitation of the powers conferred by statute, the Board is expressly authorized to make, alter, amend or repeal the Bylaws of the Corporation (as amended and/or restated, the “Bylaws”).

Section 2. Number of Directors. Subject to any rights of the holders of any series of Preferred Stock then outstanding to elect additional directors under specified circumstances or otherwise, the number of directors which shall constitute the whole Board shall be twelve upon the effectiveness of this Restated Certificate and, thereafter, shall be fixed from time to time exclusively by resolution of the Board.

Section 3. Election and Term. The directors (other than those directors elected by the holders of any series of Preferred Stock, voting separately as a series or together with one or more other such series, as the case may be) shall be divided into three classes designated Class I, Class II and Class III. Each class shall consist, as nearly as possible, of one-third of the total number of such directors. Class I directors shall initially serve for a term expiring at the first annual meeting of stockholders following the date on which this Restated Certificate is filed (such date, the “Effective Date”), Class II directors shall initially serve for a term expiring at the second annual meeting of stockholders following the Effective Date and Class III directors shall initially serve for a term expiring at the third annual meeting of stockholders following the Effective Date. At each annual meeting following the Effective Date, successors to the class of directors whose term expires at that annual meeting shall be elected for a term expiring at the third succeeding annual meeting of stockholders. If the number of such directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any such additional director of any class elected to fill a newly created directorship resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case shall a decrease in the number of directors remove, or shorten the term of, any incumbent director. Any such director shall hold office until the annual meeting at which his or her term expires and until his or her successor shall be elected and qualified, or his or her earlier death, resignation, retirement, disqualification or removal from office. The Board is authorized to assign members of the Board already in office to their respective class. Election of directors of the Corporation need not be by written ballot unless the Bylaws shall so provide. If authorized by the Board, any requirement of a written ballot shall be satisfied by a ballot submitted by electronic transmission, provided that any such electronic transmission must either set forth or be submitted with information from which it can be determined that the electronic transmission was authorized by the stockholder or proxy holder.

Section 4. Newly-Created Directorships and Vacancies. Subject to the rights of the holders of any series of Preferred Stock then outstanding, newly created directorships resulting from any increase in the number of directors constituting the whole board or any vacancies in the Board resulting from death, resignation, disqualification, removal from office or any other cause may be filled only by resolution of a majority of the directors then in office, although less than a quorum, or by a sole remaining director, and may not be filled by any other person or persons. A director elected or appointed to fill a vacancy shall serve for the unexpired term of his or her predecessor in office or, if later, until his or her successor is elected and qualified, subject to his or her earlier death, resignation, disqualification or removal. No decrease in the number of directors constituting the Board may shorten the term of any incumbent director.

Section 5. Removal of Directors. Subject to the rights of the holders of any series of Preferred Stock then outstanding and notwithstanding any other provision of this Restated Certificate, directors may be removed only for cause upon the affirmative vote of stockholders representing a majority of the voting power of the then outstanding shares of capital stock of the Corporation then entitled to vote generally in an election of directors.

Section 6. Rights of Holders of Preferred Stock. Notwithstanding any other provision of this ARTICLE SIX, and except as otherwise required by applicable law, whenever the holders of one or more series of Preferred Stock shall have the right, voting separately by class or series, to elect one or more directors, the term of office, the filling of vacancies, the removal from office and other features of such directorships shall be governed by the terms of such series of Preferred Stock as set forth in this Restated Certificate (including any certificate of designation relating to any series of Preferred Stock).

Section 7. Nomination of Director Candidates. Advance notice of stockholder nominations for the election of directors must be given in the manner, if any, provided by the Bylaws of the Corporation.

ARTICLE SEVEN

Section 1. Special Meetings of Stockholders. Subject to the rights of the holders of any series of Preferred Stock then outstanding and to the requirements of applicable law, special meetings of stockholders of the Corporation may be called only (i) by the Chair of the Board, (ii) the Chief Executive Officer of the Corporation, (iii) the President of the Corporation, (iv) the Secretary of the Corporation within 10 calendar days after receipt of a written request of the Board, or (v) at the written request of one or more stockholders that collectively own at least 20% of the outstanding shares of capital stock of the Corporation entitled to vote on the matter for which such meeting is to be called, in each case, in the manner provided for in the Bylaws. Any business transacted at any special meeting of stockholders shall be limited to the purpose or purposes stated in the notice of the meeting.

Section 2. Action by Written Consent.

(a) Action by Written Consent. Subject to the other provisions of this ARTICLE SEVEN Section 2, any action required or permitted to be taken at any annual or special meeting of the stockholders may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing setting forth the action so taken shall be signed by the holders of outstanding shares of capital stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of capital stock entitled to vote thereon were present and voted and shall be delivered to the Corporation; provided, that no such action may be effected except in accordance with the provisions of this ARTICLE SEVEN Section 2, the Bylaws and applicable law.

(b) Request for Record Date. The record date for determining stockholders entitled to consent to corporate action in writing without a meeting shall be as fixed by the Board or as otherwise established under this ARTICLE SEVEN Section 2. Any stockholder seeking to have the stockholders authorize or take corporate action by written consent without a meeting shall, by written notice addressed to the Secretary of the Corporation and delivered to the Corporation at its principal executive office and signed by one or more stockholders of record (“Record Stockholders”) at the time the request is delivered holding shares representing in the aggregate twenty-five percent (25%) of the votes that would be necessary to authorize or take such action at a meeting at which all shares of capital stock entitled to vote thereon were present and voted (the “Requisite Percentage”) and who have held shares of capital stock representing in the aggregate at least the Requisite Percentage continuously for at least 12 months preceding the date of the request and through the record date (the “Requisite Holding Period”), request that a record date be fixed for such purpose (with written evidence of such ownership included with the written notice making such request). Such request must contain the information set forth in paragraph (c) of this ARTICLE SEVEN Section 2. Following receipt of such request, the Board shall, by the later of (i) 20 days after the Corporation’s receipt of such request and (ii) 5 days after delivery of any information requested by the Corporation to determine the validity of any such request or whether the action to which such request relates may be effected by written consent of stockholders in lieu of a meeting, determine the validity of such request and whether such request relates to an action that may be taken by written consent of stockholders in lieu of a meeting pursuant to this ARTICLE SEVEN Section 2 and applicable law and, if appropriate, adopt a resolution fixing the record date for such purpose. The record date for such purpose shall be no more than 10 days after the date upon which the resolution fixing the record date is adopted by the Board and shall not precede the date upon which such resolution is adopted. If (x) the request required by this paragraph (b) has been determined to be valid and to relate to an action that may be effected by written consent pursuant to this ARTICLE SEVEN Section 2 and applicable law or (y) no such determination shall have been made by the date required by this paragraph (b), and in either event no record date has been fixed by the Board, then the record date shall be the first date on which a signed written consent relating to the action taken or proposed to be taken by written consent is delivered to the Corporation in the manner described in paragraph (f) of this ARTICLE SEVEN Section 2; provided that if prior action by the Board is required under the provisions of the DGCL, then the record date shall be at the close of business on the day on which the Board adopts the resolutions taking such prior action.

(c) Notice Requirement. The request required by paragraph (b) of this ARTICLE SEVEN Section 2 (i) must describe the action proposed to be taken by written consent of stockholders in lieu of a meeting and (ii) must contain such information and representations, to the extent applicable, required by the Bylaws (relating to advance notice of stockholder nominations or business proposals to be submitted at a meeting of stockholders) as though such stockholder or stockholders were intending to make a nomination or to bring a business proposal before a meeting of stockholders (other than a proposal permitted to be included in the Corporation’s proxy statement pursuant to applicable rules and regulations promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), including, without limitation, all such information regarding the stockholder or stockholder(s) making the request required by paragraph (b) of this ARTICLE SEVEN Section 2, the beneficial owners or beneficial owners, if any, on whose behalf the request is made, and the text of the proposals(s) (including the text of any resolutions to be adopted by written consent of stockholders and the language of any proposed amendment to the Bylaws). The Corporation may require the stockholder(s) submitting such notice to furnish such other information as may be requested by the Corporation, including such information as may be requested to determine the validity of the request and to determine whether such request relates to an action that may be effected by written consent of stockholders in lieu of a meeting under this ARTICLE SEVEN Section 2 and applicable law. In connection with an action or actions proposed to be taken by written consent in accordance with this ARTICLE SEVEN Section 2 and applicable law, the stockholder(s) seeking such action or actions shall further update and supplement the information previously provided to the Corporation in connection therewith, if necessary, in the same manner required by the Bylaws.

(d) Actions Which May be Taken by Written Consent. Stockholders are not entitled to act by written consent if (i) the request to act by written consent made pursuant to paragraph (b) of this ARTICLE SEVEN Section 2 (1) does not comply with this ARTICLE SEVEN Section 2, (2) was made in a manner that involved a violation of Regulation 14A under the Exchange Act or other applicable law, or (3) related to an item of business that is not a proper subject for stockholder action under applicable law; (ii) any such request is received by the Corporation during the period commencing 90 days prior to the first anniversary of the date of the immediately preceding annual meeting of stockholders and ending on the date of the Corporation’s next annual meeting of stockholders; (iii) an identical or substantially similar item (a “Similar Item”) to that included in any such request was presented at any meeting of stockholders held within one year prior to the Corporation’s receipt of such request; (iv) a Similar Item is already included in the Corporation’s notice as an item of business to be brought before a meeting of stockholders that has been called but not yet held, and the date of which is within 90 days of the Corporation’s receipt of such request; or (v) the Board calls an annual or special meeting of stockholders for the purpose of presenting a Similar Item, or solicits action by written consent of stockholders for a Similar Item pursuant to paragraph (b) of this ARTICLE SEVEN Section 2.

(e) Manner of Consent Solicitation. Stockholders may take action by written consent only if consents are solicited by the stockholder(s) seeking to take action by written consent of stockholders in accordance with this ARTICLE SEVEN Section 2 and applicable law from all holders of capital stock of the Corporation entitled to vote on the matter.

(f) Date of Consent. Every written consent purporting to take or authorize the taking of corporate action (a “Consent”) must bear the date of signature of each stockholder who signs the Consent, and no Consent shall be effective to take the corporate action referred to therein unless, within 60 days of the earliest dated Consent delivered in the manner required by paragraph (b) of this ARTICLE SEVEN Section 2 and applicable law, Consents signed by a sufficient number of stockholders to take such action are so delivered to the Corporation.

(g) Delivery of Consents. No Consents may be dated or delivered to the Corporation until 90 days after the delivery of the related request required by paragraph (b) of this ARTICLE SEVEN Section 2. Consents must be delivered to the Corporation at its principal place of business. Delivery must be made by hand or by certified or registered mail, return receipt requested. In the event of the delivery to the Corporation of Consents, the Secretary or such other officer of the Corporation as the Board may designate shall provide for the safe-keeping of such Consents and any related revocations and shall promptly conduct such ministerial review of the sufficiency of all Consents and any related revocations and the validity of the action to be taken by written consent as the Secretary or such other officer, as the case may be, deems necessary or appropriate, including, without limitation, whether the stockholders of a number of shares having the requisite voting power to authorize or take the action specified in Consents have given consent. If after such investigation the Secretary, or such other officer of the Corporation as the Board may designate, determines that the action purported to have been taken is duly authorized by the Consents, that fact shall be certified on the records of the Corporation kept for the purpose of recording the proceedings of meetings of stockholders and the Consents shall be filed in such records. In conducting the investigation required by this paragraph (g), the Secretary, or such other officer of the Corporation as the Board may designate, may, at the expense of the Corporation, retain special legal counsel and any other necessary or appropriate professional advisors as such person or persons may deem necessary or appropriate and, to the fullest extent permitted by applicable law, shall be fully protected in relying in good faith upon the opinion of such counsel or advisors.

(h) Effectiveness of Consent. Notwithstanding anything in this Restated Certificate to the contrary, no action may be taken by the stockholders by written consent except in accordance with this ARTICLE SEVEN Section 2 and applicable law. If the Board shall determine that any request to fix a record date or to take stockholder action by written consent was not properly made in accordance with, or relates to an action that may not be effected by written consent pursuant to, this ARTICLE SEVEN Section 2 or applicable law, or the stockholder(s) seeking to take such action do not otherwise comply with this ARTICLE SEVEN Section 2 or applicable law, then the Board shall not be required to fix a record date in respect of such proposed action, and any such purported action by written consent shall be null and void.

(i) Board-Solicited Stockholder Action by Written Consent. Notwithstanding anything to the contrary set forth above, (i) none of the foregoing provisions of this ARTICLE SEVEN Section 2 shall apply to any solicitation of stockholder action by written consent in lieu of a meeting by or at the direction of the Board and (ii) the Board shall be entitled to solicit stockholder action by written consent in accordance with applicable law.

(j) Challenge to Validity of Consent. Nothing contained in this ARTICLE SEVEN Section 2 shall in any way be construed to suggest to imply that the Board or any stockholder shall not be entitled to contest the validity of any Consent or related revocations, whether before or after such certification by the Secretary of the Corporation or such other officer of the Corporation as the Board may designate or to prosecute or defend any litigation with respect thereto.

ARTICLE EIGHT

Section 1. Limitation of Liability.

(a) To the fullest extent permitted by the DGCL as it now exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than permitted prior thereto), no director or officer of the Corporation shall be liable to the Corporation or its stockholders for monetary damages arising from a breach of fiduciary duty owed to the Corporation or its stockholders.

(b) Any repeal or modification of the foregoing paragraph shall not adversely affect any right or protection of a director or officer of the Corporation existing at the time of such repeal or modification.

ARTICLE NINE

Section 1. Indemnification. The Corporation shall indemnify and hold harmless to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative (a “Proceeding”), by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, enterprise, or nonprofit entity, including service with respect to employee benefit plans (an “indemnitee”), whether the basis of such Proceeding is alleged action in an official capacity as a director or officer or in any other capacity while serving as a director or officer, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than permitted prior thereto), against all liability and loss suffered and expenses (including attorneys’ fees, judgments, fines, excise exercise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such person in connection with such Proceeding, and such right to indemnification shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the indemnitee’s heirs, executors and administrators. Notwithstanding the preceding sentence, except for claims for indemnification (following the final disposition, whether by judicial determination or by settlement, of such Proceeding), the Corporation shall be required to indemnify an indemnitee in connection with a Proceeding (or part thereof other than a mandatory counterclaim) commenced by such indemnitee only if the commencement of such Proceeding (or part thereof other than a mandatory counterclaim) by the indemnitee was authorized in the specific case by the Board. The right to indemnification conferred in this ARTICLE NINE Section 1 shall be a contract right and shall include the obligation of the Corporation to pay the expenses incurred in defending any such Proceeding pursuant to ARTICLE NINE Section 2. The Corporation may, by action of its Board, provide indemnification to employees and agents of the Corporation with the same or lesser scope and effect as the foregoing indemnification of directors and officers.

Section 2. Advancement of Expenses. The Corporation shall to the fullest extent not prohibited by applicable law pay the expenses (including attorneys’ fees) incurred by an indemnitee in defending any Proceeding in advance of its final disposition, whether by judicial determination or by settlement; provided, however, that if the DGCL requires, an advancement of expenses incurred by an indemnitee shall be made only upon receipt of an undertaking by or on behalf of such person to repay all amounts advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such person is not entitled to be indemnified for such expenses under ARTICLE NINE Section 1 or otherwise. Payment of such expenses incurred by such person, may be made by the Corporation, subject to such terms and conditions as the chief legal officer or general counsel of the Corporation in his or her discretion deems appropriate.

Section 3. Procedure for Indemnification. Any indemnification of a director or officer of the Corporation or advance of expenses under ARTICLE NINE Section 2 shall be made promptly, and in any event within thirty days (or, in the case of an advance of expenses, twenty days), upon the written request of the director or officer. If a determination by the Corporation that the director or officer is entitled to indemnification pursuant to this ARTICLE NINE is required, and the Corporation fails to respond within sixty days to a written request for indemnity, the Corporation shall be deemed to have approved the request. If the Corporation denies a written request for indemnification or advance of expenses, in whole or in part, or if payment in full pursuant to such request is not made within thirty days (or, in the case of an advance of expenses, twenty days), then the right to indemnification or advances as granted by this ARTICLE NINE shall be enforceable by the director or officer in any court of competent jurisdiction. Such person’s costs and expenses incurred in connection with successfully establishing his or her right to indemnification, in whole or in part, in any such action shall also be indemnified by the Corporation. It shall be a defense to any such action (other than an action brought to enforce a claim for the advance of expenses where the undertaking required pursuant to ARTICLE NINE Section 2, if any, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the DGCL for the Corporation to indemnify the claimant for the amount claimed, but the burden of such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board, independent legal counsel or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including its Board, independent legal counsel or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct. In any suit brought by the claimant to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the claimant is not entitled to be indemnified, or to such advancement of expenses, under this ARTICLE NINE or otherwise shall be on the Corporation. The procedure for indemnification of other employees and agents for whom indemnification is provided pursuant to this ARTICLE NINE shall be the same procedure set forth in this ARTICLE NINE Section 3 for directors or officers, unless otherwise set forth in the action of the Board providing indemnification for such employee or agent.

Section 4. Non-Exclusivity of Rights. The rights conferred on any person by this ARTICLE NINE will not be exclusive of any other right which such person may have or hereafter acquire under any statute, provision of this Restated Certificate, the Bylaws, agreement, vote of stockholders or disinterested directors, or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding office. The Corporation is specifically authorized to enter into individual contracts with any or all of its directors, officers, employees, or agents respecting indemnification and advances, to the fullest extent not prohibited by the DGCL.

Section 5. Other Indemnification. The Corporation’s obligation, if any, to indemnify any person who was or is serving at its request as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, enterprise, or nonprofit entity shall be reduced by any amount such person may collect as indemnification from such other corporation, partnership, joint venture, trust, enterprise, or nonprofit entity.

Section 6. Insurance. The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the Corporation, or is or was serving at the request of Corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, enterprise, or nonprofit entity against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify him or her against such liability under the provisions of the DGCL.

Section 7. Repeal, Amendment, or Modification. Any amendment, repeal, or modification of this ARTICLE NINE shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification.

Section 8. Service for Subsidiaries. Any person serving as a director, officer, employee or agent of another corporation, partnership, limited liability company, joint venture or other enterprise, at least 50% of whose equity interests are owned by the Corporation (a “subsidiary” for this ARTICLE NINE) shall be conclusively presumed to be serving in such capacity at the request of the Corporation.

Section 9. Reliance. Persons who after the date of the adoption of this provision become or remain directors or officers of the Corporation or who, while a director or officer of the Corporation, become or remain a director, officer, employee or agent of a subsidiary, shall be conclusively presumed to have relied on the rights to indemnity, advance of expenses and other rights contained in this ARTICLE NINE in entering into or continuing such service. The rights to indemnification and to the advance of expenses conferred in this ARTICLE NINE shall apply to claims made against an indemnitee arising out of acts or omissions which occurred or occur both prior and subsequent to the adoption hereof.

Section 10. Merger or Consolidation. For purposes of this ARTICLE NINE, references to the “Corporation” shall include, in addition to the resulting Corporation, any constituent Corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent Corporation, or is or was serving at the request of such constituent Corporation as a director, officer, employee or agent of another Corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this ARTICLE NINE with respect to the resulting or surviving Corporation as he or she would have with respect to such constituent Corporation if its separate existence had continued.

ARTICLE TEN

Section 1. Amendments to the Bylaws. In furtherance and not in limitation of the powers conferred by applicable law, the Bylaws may be amended, altered or repealed and new bylaws made by, (i) the Board or (ii) by the stockholders by the affirmative vote of the holders of at least a majority of the voting power of all of the then outstanding shares of capital stock of the Corporation entitled to vote thereon, voting together as a single class, which vote shall be in addition to any vote of the holders of any class or series of capital stock of the Corporation required herein (including any certificate of designation relating any series of Preferred Stock).

Section 2. Amendments to this Restated Certificate. The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Restated Certificate, in the manner now or hereafter prescribed by this Restated Certificate and applicable law, and all rights conferred upon stockholders herein are granted subject to this reservation.

ARTICLE ELEVEN

The Corporation expressly elects to be governed by Section 203 of the DGCL.

ARTICLE TWELVE

If any provision or provisions of this Restated Certificate shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Restated Certificate (including, without limitation, each portion of any paragraph of this Restated Certificate containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not, to the fullest extent permitted by applicable law, in any way be affected or impaired thereby.

ARTICLE THIRTEEN

(a) Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for:

(i) any derivative action or proceeding brought on behalf of the Corporation;

(ii) any action asserting a claim for breach of a fiduciary duty owed by any director, officer, employee, or agent of the Corporation to the Corporation or the Corporation’s stockholders;

(iii) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law, this Restated Certificate, or the Bylaws;

(iv) any action asserting a claim governed by the internal affairs doctrine; or

(v) any action asserting an “internal corporate claim” as that term is defined in Section 115 of the DGCL,

in each case, subject to said court having personal jurisdiction over the indispensable parties named as defendants therein. If any action the subject matter of which is within the scope of this ARTICLE THIRTEEN is filed in a court other than a court located within the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to: (i) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce this Section 6.6 (an “Enforcement Action”); and (ii) having service of process made upon such stockholder in any such Enforcement Action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

(b) Unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act against the Corporation or any director, officer, employee or agent of the Corporation.

(c) Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this ARTICLE THIRTEEN.

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